As filed with the Securities and Exchange Commission on July 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Nextpower Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	36-5047383
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6200 Paseo Padre Parkway, Fremont, California 94555

(Address of Principal Executive Offices) (Zip Code)

Inducement Performance Stock Unit Awards

Inducement Restricted Stock Unit Awards

(Full Title of the Plan)

Bruce Ledesma

Chief Legal & Compliance Officer

Nextpower Inc.

6200 Paseo Padre Parkway

Fremont, California 94555

(510) 270-2500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Emily Roberts

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Nextpower Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (“Registration Statement”) in connection with the acquisition (the “Acquisition”) by the Registrant of Prevalon Energy LLC (“Prevalon”), pursuant to the terms of that certain Equity Purchase Agreement dated as of May 28, 2026 by and between the Registrant, Nextpower LLC, Prevalon and Emerald Energy Storage LLC (the “Purchase Agreement”). The Acquisition was completed on July 17, 2026.

This Registration Statement is being filed by the Registrant for the purpose of registering (i) 810,733 shares of the Registrant’s Class A Common Stock, $0.0001 par value per share (“Shares”), that may become issuable upon the vesting and settlement of performance-based restricted stock units (“PSUs”) and (ii) 375,000 Shares that may become issuable upon the vesting and settlement of service-based restricted stock units (“RSUs,” and, together with the PSUs, the “Inducement Awards”), in each case granted to Prevalon employees as a material inducement to employment with the Registrant following the completion of the Acquisition, pursuant to, and in accordance with, Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this filing in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. The documents containing the information specified in Part I will be sent or given to the participants covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2026 (the “Annual Report”), filed with the Commission on May 19, 2026, including the sections of the Registrant’s Definitive Proxy Statement on Form 14A for the Registrant’s 2026 Annual Meeting of Stockholders, as filed with the Commission on July 7, 2026, incorporated by reference in the Annual Report;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above, including the Registrant’s Current Reports on Form 8-K, as filed with the Commission on April 29, 2026, May 12, 2026, May 28, 2026 and June 22, 2026; and

(c) The description of the Registrant’s Class A Common Stock included as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2023, filed with the Commission on June 9, 2023, including any amendment or report filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Our second amended and restated certificate of incorporation also provides we may extend indemnification and expense advancement rights to current or former employees and agents to the same extent provided to directors and officers, that the rights conferred thereunder are not exclusive of other indemnification right such persons may have, and that any amendment to its indemnification provisions will be prospective only and will not reduce indemnification rights with respect to acts or omissions occurring before the amendment.

In addition, as permitted by the DGCL, we have entered into indemnification agreements with our directors and officers that provide that:

•	with respect to proceedings other than those by or in the right of us, we will indemnify our directors and officers if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful;

•	with respect to proceedings by or in the right of us to procure a judgment in our favor, we will indemnify our directors and officers if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, except that no indemnification will be made in respect of any claim as to which such person has been adjudged liable to us, unless and only to the extent that a court determines that such person is fairly and reasonably entitled to indemnification for expenses actually and reasonably incurred in connection with such proceeding;

•	notwithstanding the foregoing, we will indemnify our directors and officers to the fullest extent otherwise permitted by applicable law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, without requiring a prior determination of such person's ultimate entitlement to indemnification, except that such directors or officers shall undertake to promptly repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	we are required to maintain directors’ and officers’ liability insurance on customary terms for similarly situated companies;

•	the rights conferred under these agreements are not exclusive of any other rights such persons may have under our second amended and restated certificate of incorporation, bylaws, or otherwise, and such rights continue after the director or officer has ceased serving in such capacity;

•	no supplement, modification, or amendment of these agreements is binding unless executed in writing by both the Registrant and the director or officer; and

•	indemnification under these agreements does not extend to: (i) proceedings initiated by the director or officer, except proceedings authorized by our board of directors or brought to enforce rights under the indemnification agreement; (ii) amounts already paid to the director or officer under a D&O insurance policy or other agreement; (iii) settlements entered into without our prior written consent; (iv) liability for an accounting of profits under Section 16(b) of the Exchange Act; or (v) reimbursement obligations relating to incentive-based or equity compensation or profits from securities sales required under the Exchange Act, the Sarbanes-Oxley Act, or the Dodd-Frank Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of Nextpower Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 12, 2025).

4.2	Second Amended and Restated Bylaws of Nextpower Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 12, 2025).

5.1*	Opinion of Davis Polk & Wardwell LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

99.1*	Form of Inducement Performance Stock Unit Award Agreement

99.2*	Form of Inducement Restricted Stock Unit Award Agreement

107*	Filing Fee Table.

*	Each document marked with an asterisk is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on the 17th day of July, 2026.

Nextpower Inc.

By:	/s/ Daniel Shugar
Daniel Shugar
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Daniel Shugar and Charles Boynton as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Nextpower Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Daniel Shugar	Chief Executive Officer; Director	July 17, 2026
Daniel Shugar	(principal executive officer)

/s/ Charles Boynton	Chief Financial Officer	July 17, 2026
Charles Boynton	(principal financial officer)

/s/ David Bennett	Chief Accounting Officer	July 17, 2026
David Bennett	(principal accounting officer)

/s/ Julie Blunden	Director	July 17, 2026
Julie Blunden

/s/ Jeffrey B. Guldner	Director	July 17, 2026
Jeffrey B. Guldner

/s/ Steven Mandel	Director	July 17, 2026
Steven Mandel

/s/ Monica Karuturi	Director	July 17, 2026
Monica Karuturi

/s/ Mark Menezes	Director	July 17, 2026
Mark Menezes

/s/ Willy Shih	Director	July 17, 2026
Willy Shih

/s/ Brandi Thomas	Director	July 17, 2026
Brandi Thomas

/s/ William D. Watkins	Director	July 17, 2026
William D. Watkins

/s/ Howard Wenger	Director	July 17, 2026
Howard Wenger